Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza Announces Partnership with Endo
for AZ-003 (Staccato® fentanyl) in North America
Investor Conference Call Scheduled for
December 28, 2007 at 8:30 a.m Eastern Time
Palo Alto, California — December 27, 2007 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced that it has initiated a license and development partnership with Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP) for AZ-003 (Staccato® fentanyl) and the fentanyl class of molecules for North America. Currently in Phase 1 clinical development, AZ-003 is a hand-held drug device that uses Alexza’s proprietary Staccato system inhalation technology to deliver fentanyl for the treatment of breakthrough pain in cancer and non-cancer patients.
“We have consistently reiterated how important it is for Alexza to develop the possible tamper and diversion-resistant attributes of our AZ-003 product with an established market leader in pain management,” said Thomas B King, President and CEO of Alexza. “We believe Endo is an ideal partner for AZ-003. We look forward to working together with them to develop this important new technology and product for the opioid markets.”
Under the terms of the agreement, Endo will pay Alexza an upfront fee of $10 million, with additional payments of up to $40 million upon achievement of predetermined regulatory and clinical milestones. Endo will also pay undisclosed royalties to Alexza on net sales of the product, from which Alexza will pay for the cost of goods for the manufacture of commercial product. In the partnership, Alexza has primary responsibility for the development of the Staccato Electronic Multiple Dose device and the exclusive right to manufacture the product for clinical development and commercial supply. Endo has primary responsibility for pre-clinical, clinical and regulatory development, and, if AZ-003 is approved for marketing, for commercializing the product in North America.
Investor Conference Call
Alexza will host an investor conference call to discuss its AZ-003 partnership with Endo at 8:30 a.m. Eastern Time on Friday, December 28, 2007. A replay of the call will be available for two weeks following the event. The conference call, replay and webcast are open to all interested parties.

To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required.
To access the live conference call via phone, dial 1-800-291-5365. International callers may access the live call by dialing 1-617-614-3922. The reference number to enter the call is 53408473.
The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 1-888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number to enter the replay of the call is 35604411.
About AZ-003
AZ-003 is the combination of Alexza’s proprietary Staccato system with fentanyl, a drug belonging to the class of compounds known as opioid analgesics. AZ-003 is a hand-held, electrically-heated, multiple dose inhaler designed to generate and deliver excipient-free fentanyl aerosol for deep lung delivery. The current product candidate consists of a disposable dose cartridge containing 25 doses each of 25 mcg fentanyl, which is inserted into a reusable controller. Development of additional dosage strengths and quantities is anticipated. The controller consists of software and hardware designed to allow safe, patient-controlled delivery of the drug. Since the Staccato system can be designed to incorporate a variety of lockout and dosing features, Alexza believes that AZ-003 may reduce the potential for abuse and diversion, and facilitate patient dose titration to the minimum effective drug dose in a simple, convenient and easy to use delivery system.
In October 2007, results from the AZ-003 Phase 1 clinical trial were presented at the 2007 American Society of Anesthesiologists Annual Meeting, in San Francisco, California. The clinical trial was conducted in 50 opioid naive healthy volunteers in two stages. In Stage 1, the arterial pharmacokinetics (PK) of 25 mcg of AZ-003 was compared to a 25 mcg dose of fentanyl administered intravenously (IV). The AZ-003 PK was equivalent to the IV fentanyl PK, with similar peak plasma concentration (Cmax), time to maximum plasma concentration (Tmax), and area under the curve concentration (AUC). These data suggest complete bioavailability of the inhaled dose. Mean peak arterial plasma concentrations were observed within 30 seconds for both administration routes. In Stage 2 of the clinical trial, ascending doses of AZ-003, controlled by the Staccato system, exhibited dose-proportionality of fentanyl throughout the dosing range from 50 mcg to 300 mcg, following an AUC analysis. There were no serious adverse events attributable to AZ-003 and the results from the clinical study showed that AZ-003 was generally safe and well tolerated at all doses.

About Alexza
Alexza Pharmaceuticals is a biopharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience. The Company has six product candidates in development; AZ-004 (Staccato loxapine) for the treatment of acute agitation in schizophrenic and bipolar disorder patients, AZ-001 (Staccato prochlorperazine) for the acute treatment of migraine headaches, AZ-002 (Staccato alprazolam) for the acute treatment of panic attacks associated with panic disorder, AZ-104 (Staccato loxapine) for the acute treatment of migraine headaches, AZ-003 (Staccato fentanyl) for the treatment of patients with acute pain and AZ-007 (Staccato zaleplon) for the treatment of insomnia. More information, including this and past press releases of Alexza Pharmaceuticals, Inc., is available online at www.alexza.com.
Safe Harbor Statement
Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing, manufacturing and commercializing drugs as part of a collaborative relationship, including the ability of Endo to successfully develop the AZ-003 product, the Company’s ability to manufacture and supply the AZ-003 product and the market potential for AZ-003 product. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650.687.3900
tking@alexza.com